FOR IMMEDIATE RELEASE

OCTOBER 20, 1999

CONTACTS:

Howard J. Messer,CFO
(973)809-9445



               VOICENET, INC. ANNOUNCES PREFERRED STOCK FINANCING

NEW YORK, NEW YORK - OCTOBER 20, 1999 -- Voicenet, Inc. (Nasd OTCBB:VNET), today
announced  the  completion  of  a  convertible   preferred  stock  financing  to
strengthen the Company's balance sheet.

"The new financing has successfully positioned Voicenet, Inc. to direct all its fiscal 2000 energies on growing revenue behind its new strategy," said Frank Carr, CEO of Voicenet. "With a strengthened balance sheet, and exciting products in the pipeline, the management team is ready to mount a focused attack on the fast-expanding market for speech recognition technologies."

The financing involved the private placement, under Regulation D of the Securities Act of 1933, of approximately $3.0 million in zero-dividend Series A convertible preferred stock to an investor group lead by Voicenet (Aust.), Ltd., which already was the majority shareholder of the Company.

The Series A Preferred Stock is convertible into common stock at the conversion rate equal to 90% of the average closing "bid" price of the Company's publicly traded common stock for the thirty (30) consecutive trading days immediately preceding the date of conversion as reported by Bloomberg Financial L.P.



ABOUT VOICENET

Voicenet is a technology company involved in the development of advanced speech recognition solutions specifically addressing technology applications in the telecommunications arena and is committed to the delivery of leading edge software applications by applying its SPEECHware( technology as a powerful, enabling force.


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This press release contains  forward-looking  statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including without limitation such words as "expects","believes", "hopes", "anticipates",


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"expected",  "does not currently  expect" and "forecast",  reflecting  something other than historical fact are intended to identify forward-looking  statements,
but  are  not  the  exclusive  means  of  identifying  such  statements.   These
forward-looking   statements  involve  a  number  of  risks  and  uncertainties,
including  the  timely   development  and  market  acceptance  of  products  and
technologies, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.